Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Orphazyme A/S – Long-Term Incentive Program for 2021 and the Orphazyme A/S – Share-based Incentive Program for the Board of Directors for 2021 of Orphazyme A/S of our report dated March 2, 2021, with respect to the consolidated financial statements of Orphazyme A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

April 30, 2021